Exhibit 1
                             LACLEDE GAS COMPANY
                       ANNUAL MEETING OF STOCKHOLDERS
                              JANUARY 25, 2001

CHAIRMAN:                     GOOD MORNING.  IT IS MY PLEASURE
                              TO WELCOME YOU TO THE ANNUAL
                              MEETING OF LACLEDE GAS
                              COMPANY STOCKHOLDERS.

                              BEFORE WE PROCEED WITH THE FORMAL
                              MATTERS TO BE CONSIDERED, I WOULD
                              FIRST LIKE TO INTRODUCE THE
                              COMPANY'S DIRECTORS AND OFFICERS,
                              AND THE REPRESENTATIVES OF THE
                              ACCOUNTING FIRM OF DELOITTE AND
                              TOUCHE, WHO ARE PRESENT THIS
                              MORNING.

                              [Introduction of directors,
                               officers and representatives]

CHAIRMAN:                     I NOW CALL UPON THE SECRETARY TO
                              PRESENT PROOF OF NOTICE OF THE
                              MEETING.


SECRETARY:                    I HAVE THE AFFIDAVIT SHOWING THAT
                              NOTICE OF THE MEETING HAS BEEN
                              MAILED AS REQUIRED BY THE BY-LAWS.

                              AT THE OPENING OF THE MEETING,
                              PROXIES FOR A MAJORITY OF THE
                              ISSUED AND OUTSTANDING COMMON
                              SHARES HAD BEEN SUBMITTED.  IF
                              ANYONE HERE HAS A PROXY AND WISHES
                              TO TURN IT IN, PLEASE HOLD UP THE
                              PROXY AND AN USHER WILL PICK IT
                              UP.


CHAIRMAN:                     SINCE MORE THAN A MAJORITY OF THE
                              ISSUED AND OUTSTANDING COMMON
                              STOCK IS REPRESENTED HERE THIS
                              MORNING EITHER IN PERSON OR BY
                              PROXY, A QUORUM IS PRESENT, AND WE
                              WILL PROCEED WITH THE BUSINESS OF
                              THE MEETING.  THE MINUTES OF
                              LAST YEAR'S ANNUAL MEETING ARE
                              AVAILABLE, AND ANY STOCKHOLDER
                              WISHING TO INSPECT THE MINUTES
                              SHOULD CONTACT MS. KULLMAN AFTER
                              THE MEETING.


CHAIRMAN:                     THERE ARE THREE SPECIFIC MATTERS
                              TO COME BEFORE THIS MEETING.
                              THESE ARE:

                              1.  THE ELECTION OF THREE
                              DIRECTORS TO SERVE A THREE-
                              YEAR TERM EXPIRING IN THE YEAR
                              2004.

                              2.  RATIFICATION OF THE
                              APPOINTMENT OF DELOITTE & TOUCHE
                              AS AUDITORS FOR THE COMPANY TO
                              SERVE DURING THE FISCAL YEAR 2001.


                              3.  APPROVAL OF AN AGREEMENT AND
                              PLAN OF MERGER AND REORGANIZATION
                              TO EFFECT A REORGANIZATION OF
                              LACLEDE GAS COMPANY INTO A
                              HOLDING COMPANY STRUCTURE.


                              I WILL NOW ASK MARY KULLMAN, AS
                              PROXY, TO PLACE THESE THREE ISSUES
                              BEFORE THE MEETING.



SECRETARY:                    AS PROXY, I NOMINATE FOR DIRECTORS
                              FOR A THREE-YEAR TERM EXPIRING AT
                              THE ANNUAL MEETING IN THE YEAR
                              2004, DR. HENRY GIVENS, JR., MARY
                              ANN KREY VAN LOKEREN AND DOUGLAS
                              H. YAEGER, BEING THE NOMINEES
                              NAMED IN THE PROXY STATEMENT.



CHAIRMAN:                     IS THERE A SECOND TO THESE
                              NOMINATIONS?


                              (SECOND FROM THE AUDIENCE)


CHAIRMAN:                     I NOW ASK MS. KULLMAN, AS PROXY,
                              TO PLACE THE NEXT ISSUE BEFORE THE
                              MEETING.



SECRETARY:                    AS PROXY, I MOVE THE RATIFICATION
                              OF THE APPOINTMENT OF DELOITTE &
                              TOUCHE AS AUDITORS FOR THE FISCAL
                              YEAR 2001.

CHAIRMAN:                     IS THERE A SECOND TO THAT MOTION?


                              (SECOND FROM THE AUDIENCE)


CHAIRMAN:                     I NOW ASK MS. KULLMAN, AS PROXY TO
                              PLACE THE NEXT ISSUE BEFORE THE
                              MEETING.


SECRETARY:                    AS PROXY, I MOVE THE APPROVAL OF
                              AN AGREEMENT AND PLAN OF MERGER
                              AND REORGANIZATION.


CHAIRMAN:                     IS THERE A SECOND TO THAT MOTION?


                              (SECOND FROM THE AUDIENCE)


CHAIRMAN:                     NOW THAT THE ISSUES TO BE VOTED
                              UPON ARE BEFORE THE MEETING, WE
                              WILL PROCEED WITH THE ELECTION.


                              I HAVE APPOINTED MS. ADELE FOLLMER
                              AND MR. VICTOR ZARRILLI AS
                              INSPECTORS OF ELECTION AND THEY
                              HAVE BEEN DULY SWORN AS SUCH
                              INSPECTORS.  THE PROXY WILL CAST
                              THE VOTE IN ACCORDANCE WITH THE
                              INSTRUCTIONS RECEIVED FROM THE
                              STOCKHOLDERS GIVING THE PROXIES.
                              HOWEVER, IF YOU DESIRE TO DO SO,
                              ANY STOCKHOLDER IN THE AUDIENCE
                              WHO HAS GIVEN A PROXY MAY BALLOT
                              INDIVIDUALLY.  ALSO, ANY
                              STOCKHOLDER WHO HAS NOT GIVEN A
                              PROXY, BUT DESIRES TO VOTE ON THE
                              ISSUES MAY DO SO.  THE BALLOTS ARE
                              READY FOR DISTRIBUTION, AND IF
                              ANYONE DESIRES A BALLOT, PLEASE
                              RAISE YOUR HAND AND ONE WILL BE
                              BROUGHT TO YOU.  THIS BALLOT WILL
                              CONTAIN SPACE FOR YOU TO VOTE ON
                              ALL OF THE ISSUES.

                                       PAUSE


                              PLEASE MARK YOUR BALLOTS AND TURN
                              THEM IN SO THAT THEY CAN BE
                              TALLIED, AND I WOULD REQUEST
                              THAT THE INSPECTORS OF ELECTION
                              REPORT BACK TO THE SECRETARY AS
                              SOON AS THE RESULTS ARE AVAILABLE.


                                       PAUSE


                              I WILL NOW CALL ON JERRY McNEIVE
                              TO GIVE A REPORT ON THE COMPANY'S
                              FINANCES.



MR. MCNEIVE:                  I would like to begin by first
                              reporting on our financial results
                              for the calendar year ended
                              December 31, 2000 and for the
                              three months ended that same date.

                              Our earnings for the twelve (12)
                              months ended December 31, 2000
                              were $1.84 per share, which is
                              $.44 per share more than earnings
                              for the previous 1999 calendar
                              year of $1.40.  The increase is
                              primarily due to increased sales
                              of gas, reflecting 16% colder
                              weather than 1999 and the impact
                              of our 1999 rate case.

                              Earnings for the quarter ended
                              December 31, 2000, were $.98 per
                              share, as compared with $.51
                              for the same three months last
                              year.  These results are primarily
                              due to higher sales arising from
                              significantly colder weather.  The
                              first quarter of fiscal 2001 was
                              56% colder than the comparable
                              quarter last year.

                              As you undoubtedly are aware, the
                              cost of natural gas the Company
                              purchases from its suppliers has
                              increased significantly in the
                              last ten (10) months.  Increases
                              and decreases in gas costs are
                              periodically passed on to our
                              customers through the Company's
                              purchased gas adjustment clause as
                              approved by the Missouri Public
                              Service Commission.  The Company's
                              short-term borrowing requirements
                              typically peak during colder
                              months when the Company borrows
                              money to cover the gap between
                              when the Company purchases its
                              natural gas and when the Company's
                              customers pay for that gas.
                              These short-term cash requirements
                              have traditionally been met
                              through the sale of commercial
                              paper supported by lines of credit
                              with banks.  The significant
                              increase in gas costs, and the
                              volumes of gas sold this past
                              quarter required the Company to
                              increase significantly its short-
                              term borrowings through the
                              issuance of commercial paper to
                              pay its suppliers for the
                              increased gas costs.  The Company
                              has bank credit agreements, which
                              will provide it a $250 million
                              credit line, which support the
                              Company's ability to issue that
                              commercial paper.

                              Finally, on June 29, 2000, the
                              Company filed a  registration
                              statement with the Securities and
                              Exchange Commission on Form S-3
                              relative to the sale of up to $350
                              million of first mortgage bonds,
                              debt securities and common
                              stock.  On August 10, 2000, the
                              MoPSC provided authorization to
                              issue debt and equity up to
                              this amount.  On September 21,
                              2000, the Company issued $30
                              million of first mortgage bonds
                              under this authorization with an
                              interest rate of 7.90%, at an
                              overall cost to the Company of
                              7.987%.  The bonds were dated
                              September 15, 2000 and mature
                              September 15, 2030.  The proceeds
                              were used to repay short-term
                              debt.



CHAIRMAN:                     Thank you, Jerry -

                              Before discussing other matters
                              with you today, I believe I should
                              comment further on the results
                              Jerry just reported.

                              At last year's Annual Meeting, in
                              the midst of what was then yet
                              another extremely warm winter, I
                              made the statement that -- "the
                              reality in the gas business is
                              that each year is a new year in
                              terms of opportunities and
                              weather" -- . . .  The statement
                              was prophetic -- regarding
                              significant changes in both the
                              weather and the cost of natural
                              gas nationwide we have experienced
                              this year to date.

                              Our customers are enduring the
                              double impact of (1) near-record
                              cold weather, and (2)
                              unprecedented increases in the
                              wholesale price of natural gas
                              purchased at the wellhead.

                              Through December 31st, this winter
                              has been 56% colder than last and
                              averaged 28% colder than normal.
                              As a result, our sales through
                              the first quarter are 45% higher
                              than this time last year.  While
                              this increase in sales is welcome
                              news from an earnings standpoint
                              and your Company is well
                              positioned to meet such an
                              increase in demand by our
                              customers, unlike other parts of
                              the country in the news recently -
                              - the resultant increase in usage
                              coupled with the extraordinary
                              increase in the wholesale price of
                              gas this winter is undeniably a
                              burden on our customers.  We
                              recognize it as such and have been
                              and continue to work to help
                              mitigate the impact on those in
                              our service area that need
                              assistance.  I will comment more
                              on the issue of gas costs later,
                              but I felt it necessary to make
                              clear up front that our first
                              quarter financials are the
                              overwhelming result of
                              selling more gas to our customers
                              and not the result of the higher
                              cost of gas supplies that we must
                              pay to others and then collect
                              from our customers.  In fact, this
                              winter's high gas costs actually
                              depressed our earnings -- as our
                              customers undertake conservation
                              efforts to reduce usage,
                              additionally the Company must
                              incur higher carrying charges to
                              meet our borrowing needs to pay
                              for our gas purchases, and our
                              level of bad debts increases
                              significantly.  Simply put, there
                              is no benefit to these high gas
                              costs for those of us who are
                              involved in the distribution or
                              the consumption portion of the
                              energy business -- not the Company
                              -- not its customers.


                              Moving to other matters --

                              Holding Company
                              ---------------

                              "The Laclede Gas Light Company"
                              was formed in 1857 and operated as
                              such until 1950 when it became
                              Laclede Gas Company.  Now, at the
                              dawn of a new century, Laclede is
                              the largest natural gas
                              distribution company in Missouri,
                              serving more than 633,000
                              customers in St. Louis and
                              surrounding counties in Eastern
                              Missouri.

                              Today marks another significant
                              point in the history of Laclede
                              Gas, an occasion where we take a
                              careful and important step to
                              again "remake" ourselves as we
                              have done in the past to better
                              meet the needs of our customers,
                              shareholders and employees and
                              address the competitive challenges
                              of the future.

                              Our restructured corporation will
                              continue to focus on operating a
                              high-quality gas distribution
                              company but at the same time look
                              to identify and unlock significant
                              additional value by reinvigorating
                              several existing subsidiaries, and
                              pursuing new ventures that
                              produce sustainable growth.

                              Laclede Gas Company will continue
                              to be what it always has been -- a
                              reliable provider of heating
                              energy.  The distribution of
                              natural gas is  -- and will
                              continue to be -- our core
                              business.  But there are, quite
                              frankly, real limitations to our
                              ability to grow our Company and,
                              in turn, your ownership
                              investment, solely within the
                              confines of regulated utility
                              activities in our service area.
                              The St. Louis metropolitan area is
                              a mature market, and we have
                              successfully saturated it by
                              serving over 85% of the total
                              heating market and 98% of new home
                              construction.  Therefore,
                              traditional core growth will not
                              be enough to sustain and improve
                              the value we deliver to you, our
                              owners.  To address this
                              situation, this summer Management
                              launched a major strategic
                              planning initiative to chart a
                              course for future development and
                              growth of your Company.  We
                              started from scratch and took a
                              hard, detailed look at ourselves,
                              where we are, where we need to be,
                              and how we can best get there.
                              What we found was compelling,
                              but not surprising -- first, we
                              need to improve what we do and how
                              we go about doing it to continue
                              to survive in an increasingly
                              competitive marketplace; second,
                              we must empower our people to
                              produce more value, better
                              service, and continued reliability
                              for our customers; and third, we
                              must identify and undertake
                              careful and prudent growth
                              opportunities.

                              After months of intensive work
                              involving employee teams across
                              many levels of the Company as well
                              as consultants with extensive
                              experience with utilities, we
                              developed a strategy that is
                              relatively simple to state:

                              In our utility business, we will
                              endeavor to stabilize core
                              earnings and, at the same time,
                              continue to improve operational
                              performance and customer service.
                              We will continue to be a leader in
                              innovative programs to add value
                              to our regulated utility business.
                              Then, we will further enhance
                              shareholder returns by adding a
                              growth component to our core
                              business income.  We will identify
                              and implement sustainable growth
                              opportunities in areas that
                              are familiar to us, unfolding
                              competitive businesses from our
                              capabilities and today's
                              opportunities by developing skills
                              in our current employee base and
                              supplementing that group by
                              attracting individuals who possess
                              the additional skills we need.

                              The plan's strength is in its
                              basic simplicity -- it is not a
                              wholesale attempt to somehow
                              magically transform our Company
                              into something it is not able to
                              successfully sustain or our
                              employees do not understand.
                              Rather, we are capitalizing on
                              what we know, leveraging what
                              we do, and appealing to those who
                              know us best -- our customers.

                              While the plan is easy to state,
                              its success will depend on how
                              well we implement it over the next
                              few years -- and that process
                              already has begun.  As we
                              announced last October, the
                              Board of Directors unanimously
                              approved Management's
                              recommendation to reorganize our
                              corporate structure to form a
                              holding company to be known as The
                              Laclede Group.  Today, your vote
                              will determine when and how we
                              pursue this course.  As we have
                              stated, Management is firmly
                              convinced that the holding company
                              structure provides it with the
                              greatest flexibility and
                              opportunity to grow profitable
                              unregulated energy and business-
                              related enterprises.

                              With your approval today, we will
                              pursue and obtain the necessary
                              authorization -- from the
                              Missouri Public Service Commission
                              -- and we believe that The Laclede
                              Group will be in existence within
                              the current fiscal year.

                              Under the new holding company
                              structure, Laclede Gas Company
                              would become a subsidiary of The
                              Laclede Group, joining our other
                              current subsidiaries as by far the
                              largest.  The gas utility -- which
                              is and will be our core business -
                              - would remain a regulated
                              entity, but the holding company
                              itself would be unregulated,
                              giving it increased flexibility to
                              pursue other ventures in which
                              we see a rational and sustainable
                              fit.  We firmly believe there are
                              ventures in which we can leverage
                              our existing strengths, skills
                              and knowledge into new enterprises
                              that are familiar to us and that
                              fit well together.

                              By creating a corporate structure
                              that clearly separates our
                              traditional utility functions
                              from unregulated business
                              activities, it will allow for
                              clearly defined utility operations
                              that reinforce and protect the
                              financial strength of the
                              regulated utility.  At the
                              same time, such a separation is
                              needed to provide The Laclede
                              Group's unregulated subsidiaries
                              with additional financial and
                              operational flexibility to pursue
                              business opportunities as they
                              present themselves.


                              Now, let me bring you up to date
                              on a few other topics:

                              Regarding High Gas Prices
                              -------------------------

                              As I mentioned earlier, this has
                              been a very challenging winter
                              season to date.  While we are
                              pleased to see the temperatures in
                              much more of a "winter season"
                              pattern than we have experienced
                              over the past decade, we are not
                              at all pleased with where the cost
                              to acquire natural gas supplies to
                              meet our customers' needs has gone
                              this year both here and across
                              our nation.

                              Hopefully, you saw the "Open
                              Letter to Customers" that we
                              published earlier this
                              month in area newspapers.  In it,
                              we explained to our customers why
                              their bills are so much higher
                              than in recent years.  This was
                              just the latest in a series of
                              efforts we have made to make
                              customers and community leaders
                              aware of this extraordinary
                              situation.   Wholesale gas prices
                              at the wellhead normally peak with
                              winter demand and then go down in
                              the summer, but this spring prices
                              not only failed to fall but they
                              instead rose dramatically and then
                              kept rising throughout the year to
                              unprecedented levels.

                              Laclede took the lead this summer
                              by going to the Missouri Public
                              Service Commission and
                              arranging for an out-of-cycle
                              adjustment to help minimize the
                              normal winter-time adjustment and
                              thereby mitigate some of the
                              impact on our customers.  Our
                              action became a model for other
                              gas utilities throughout the
                              State.

                              Also this summer, we met with key
                              legislators, community leaders and
                              energy advocates to make them
                              aware of the escalating price
                              situation.  We made vigorous
                              efforts to communicate to our
                              customers the benefits of Budget
                              Billing as a means of mitigating
                              the impact of high winter bills.

                              Along with the Committee to Keep
                              Missourians Warm, we led the way
                              in advocating increased funding
                              levels for State and Federal
                              energy assistance programs. We did
                              not cause this situation, but we
                              are the ones who bear the brunt of
                              its impact on our customers.  The
                              federal government deregulated
                              producer prices so they would be
                              set by market forces rather
                              than by regulation. While we
                              believe there have been benefits
                              to our customers from this
                              action over the years -- Laclede
                              Gas has been, and will continue to
                              be, a voice opposing further
                              deregulation to our residential
                              heating customers.  One only has
                              to look to the dramatic situation
                              unfolding daily in California to
                              see how such deregulation
                              efforts can go awry.

                              This year, two factors have
                              combined to impact the bills we
                              are sending to our customers.  In
                              addition to the unprecedented
                              price of natural gas at the
                              wellhead, this winter to date has
                              been one of the coldest in
                              recorded history.  The month of
                              December was the second coldest
                              on record in the St. Louis area --
                              62% colder than December of 1999.
                              So, our customers are using more
                              gas to meet their needs, and that
                              gas has cost more to obtain.

                              We are actively working to
                              mitigate these high gas costs.  We
                              have an innovative Price
                              Stabilization Program currently
                              approved by the Public Service
                              Commission that has helped
                              offset wholesale price increases
                              by more than $11.5 million through
                              the use of financial instruments
                              by the end of December, and we
                              believe even more benefits will be
                              realized before the end of this
                              winter.  If the commission re-
                              authorizes this program, which
                              we strongly believe it should, we
                              believe it will continue to
                              produce additional benefits
                              for our customers and our
                              shareholders in  future years.

                              One of the efforts in which we are
                              deeply involved  -- and very proud
                              of -- is our support of Dollar-
                              Help, the heating assistance
                              program that helps the poorest of
                              the poor.  In the past year, we
                              have refocused and revitalized the
                              fund-raising efforts of this
                              vital program to make it far more
                              convenient for our customers to
                              donate on a regular basis.  We now
                              have a red checkoff box on the
                              gas bill, and when customers check
                              that box, they authorize us to add
                              a dollar to their gas bill each
                              and every month. With significant
                              promotional help from media
                              partners such as KMOX Radio, we
                              have increased our donor base
                              this year and for years to come by
                              more than 70%, and the numbers are
                              increasing as we speak -- bringing
                              Dollar-Help nearly a quarter of a
                              million dollars in much-needed new
                              donations.


                              Regarding the safety of our
                              distribution system:
                              ---------------------------

                              Laclede's gas distribution system
                              consists of more than 15,000 miles
                              of pipe of various sizes, vintage,
                              and materials -- that's enough
                              to cross the country nearly five
                              times!  This fall, there was
                              considerable publicity concerning
                              the settlement of a lawsuit
                              regarding a regrettable incident
                              due to the escape and ignition of
                              natural gas from a direct buried
                              copper service line.  It is
                              important that you are aware of
                              the Company's dedication and
                              commitment to operating a
                              reliable and safe distribution
                              system.

                              Customers served by Laclede Gas
                              Company have relied upon our long-
                              standing commitment to safety for
                              nearly 150 years because Laclede
                              holds itself to a higher standard
                              of service.  Our maintenance and
                              safety programs far exceed all
                              federal standards, and we also
                              exceed the more demanding
                              standards established by the
                              State of Missouri.  For several
                              years, we worked in conjunction
                              with the Missouri Public Service
                              Commission's Gas Safety Staff to
                              develop an enhanced copper service
                              replacement program that includes
                              extensive monitoring and an
                              aggressive system of prioritized
                              replacement.  It is being used as
                              a model for other utilities in the
                              State.

                              As a result of these efforts, we
                              have seen vast improvement in our
                              overall system lines.  We conduct
                              an annual intensive and invasive
                              survey of every copper service
                              line on our system.  We use
                              technical instruments that
                              bore into the ground and measure
                              gas-to-air ratios to locate any
                              leaks, minor though they may be.
                              Federal regulations call for a
                              much less stringent survey be
                              conducted once every five years.
                              Missouri regulations call for a
                              survey once every three years.
                              The program developed by Laclede

                              Gas and the Public Service
                              Commission calls for such a survey
                              every year!  And, when we find any
                              minor leaks on copper service
                              lines, we repair or replace the
                              service line on an accelerated,
                              priority basis.

                              Our copper service program is just
                              one of many maintenance programs
                              Laclede routinely conducts on its
                              natural gas distribution
                              system.  Our product is delivered
                              through pipes that are buried
                              underground, and anything exposed
                              to the elements -- whether
                              buried or hanging from a pole --
                              requires maintenance.  This,
                              Laclede does vigilantly with
                              standards and practices that meet
                              and often exceed those followed
                              throughout the industry.  The
                              simple fact is that -- even
                              with all of these efforts,
                              incidents can and do occur.

                              Frankly, one of our most pressing
                              safety problems is with outside
                              contractors digging into our gas
                              lines.  Today so many entities
                              are laying so much more cable,
                              fiber and what-have-you than ever
                              before that all subsurface
                              utility systems --  telephone,
                              gas, electric, and water -- are in
                              constant jeopardy.  We
                              believe the matter of safe digging
                              must be given serious attention,
                              and to that end we are initiating
                              and leading a multi-organizational
                              effort to develop and enact
                              enforceable legislative and
                              regulatory policies with teeth in
                              them that will require from
                              unregulated contractors the same
                              high degree of safety-
                              consciousness that we use in
                              subsurface construction.

                              In short, natural gas is one of
                              the safest forms of energy, and
                              Laclede Gas Company is
                              committed to the safe, reliable
                              delivery of natural gas to its
                              customers.

                              Finally, today marks the last
                              Annual Shareholder meeting for Mr.
                              H. Edwin Trusheim, who is retiring
                              from our Board of Directors.  Ed
                              was first elected to Laclede's
                              Board in 1986 when he was
                              Chairman, President and CEO of
                              General American Life Insurance
                              Company.  Ed has been an asset not
                              only to Laclede but to our
                              Community as well, elected as 1993
                              St. Louis Man of the Year, past
                              chairman of Civic Progress, past
                              chairman of the St. Louis
                              Symphony, and many other
                              accomplishments too numerous to
                              mention here today.  On behalf of
                              the Management and the Board of
                              Laclede Gas Company, we wish Ed,
                              and his wife Ruth, all the very
                              best in the years ahead.  His
                              leadership, wisdom and good humor
                              will be missed.

                              In conclusion -- this year has
                              been an active and memorable one.
                              We have made significant
                              accomplishments and believe we
                              have set the stage for many more
                              to come.

                              I am pleased to report to you
                              today that your Company is in good
                              shape with exciting prospects for
                              the future.


                              I NOW OPEN THIS MEETING TO
                              QUESTIONS FROM THE FLOOR.


                              (STOCKHOLDERS' QUESTION AND ANSWER
                              PERIOD)

CHAIRMAN:                     I UNDERSTAND THAT THE REPORT OF
                              THE INSPECTORS OF ELECTION HAS
                              BEEN RECEIVED, AND I CALL UPON
                              THE SECRETARY TO REPORT THE
                              RESULTS OF THE ELECTION.



SECRETARY:                    THE RESULTS OF THE VOTES TAKEN AND
                              PRESENTED FOR A VOTE WERE AS
                              FOLLOWS:


                              FOR THE ELECTION OF THREE
                              DIRECTORS FOR A TERM OF THREE
                              YEARS, THE FOLLOWING NOMINEES HAVE
                              EACH RECEIVED THE GREATEST NUMBER
                              OF VOTES "FOR":


                              DR. HENRY GIVENS, JR.

                              MARY ANN KREY VAN LOKEREN

                              DOUGLAS H. YAEGER


                              ON THE PROPOSAL TO RATIFY THE
                              APPOINTMENT OF DELOITTE & TOUCHE
                              LLP, CERTIFIED PUBLIC
                              ACCOUNTANTS, TO AUDIT THE ACCOUNTS
                              OF LACLEDE GAS COMPANY FOR THE
                              FISCAL YEAR 2001, GREATER THAN A
                              MAJORITY OF THE OUTSTANDING SHARES
                              HAVE VOTED IN FAVOR OF SUCH
                              PROPOSAL.


                              ON THE PROPOSAL TO APPROVE AN
                              AGREEMENT AND PLAN OF MERGER AND
                              REORGANIZATION, GREATER THAN 2/3
                              OF THE OUTSTANDING SHARES HAVE
                              VOTED IN FAVOR OF SUCH PROPOSAL.

CHAIRMAN:                     THE REPORT SHOWS:

                              (1) THAT THE NOMINEES NAMED IN THE
                              PROXY STATEMENT DATED DECEMBER 15,
                              2000 HAVE BEEN ELECTED AS
                              DIRECTORS FOR A TERM OF THREE
                              YEARS EXPIRING AT THE ANNUAL
                              MEETING IN THE YEAR 2004.

                              (2) THAT THE APPOINTMENT OF
                              DELOITTE & TOUCHE HAS BEEN
                              RATIFIED AND APPROVED; AND

                              (3) THAT THE AGREEMENT AND PLAN OF
                              MERGER AND REORGANIZATION HAS BEEN
                              APPROVED.

                              I WILL NOW ASK MS. KULLMAN TO
                              PRESENT A CLOSING STATEMENT AND
                              ENTERTAIN A MOTION TO ADJOURN.


SECRETARY:                    WE WOULD NOTE THAT SOME OF THE
                              COMMENTS MADE BY COMPANY OFFICERS
                              TODAY MAY HAVE INCLUDED
                              FORWARD-LOOKING STATEMENTS AND
                              ACTUAL RESULTS MAY DIFFER
                              MATERIALLY FROM THOSE PROJECTED IN
                              SUCH STATEMENTS.  ADDITIONAL
                              INFORMATION ABOUT FACTORS THAT
                              COULD CAUSE ACTUAL RESULTS TO
                              DIFFER MATERIALLY FROM THOSE
                              PROJECTED IS CONTAINED IN THE
                              COMPANY'S FORM 10-K AND OTHER
                              DOCUMENTS FILED WITH THE SEC,
                              WHICH ARE READILY AVAILABLE.


                              AS PROXY, I MOVE THAT THE MEETING
                              BE ADJOURNED SINE DIE.




CHAIRMAN:                     SO ORDERED.